AGREEMENT AND PLAN OF MERGER

by and among

Naturewell, Incorporated,

BIMI Acquisition Corp.,

and

Brazil Interactive Media, Inc.,

Dated as of March 13, 2013

AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2013 (this ''Agreement''), by and among NatureWell, Incorporated, a Delaware corporation (the ''Company''), BIMI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (''Merger Sub''), and Brazil Interactive Media, Inc., a Delaware corporation (''BIMI'').

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and BIMI have approved and declared advisable the merger of Merger Sub with and into BIMI (the ''Merger'') upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the ''DGCL'');

WHEREAS, the respective Boards of Directors of the Company and BIMI have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, the Company, Merger Sub and BIMI intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ''Code'');

WHEREAS, immediately after the Effective Time, BIMI shall be renamed BIMI, Inc. and the Company shall be renamed Brazil Interactive Media, Inc.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into BIMI. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and BIMI shall continue as the surviving corporation of the Merger (the ''Surviving Corporation'') and shall be a wholly owned subsidiary of the Company.

Section 1.2 Closing. The closing of the Merger (the ''Closing'') shall take place on such date as mutually determined by the parties hereto after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms (the actual date of the Closing being referred to herein as the ''Closing Date''). The Closing shall be held at the place previously agreed to in writing by the parties. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the ''Certificate of Merger'') with the Secretary of

State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the ''Effective Time'').

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of BIMI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of BIMI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Surviving Corporation shall be its Certificate of Incorporation and (ii) the By-laws of the Surviving Corporation shall be its By-laws, in each case until thereafter changed or amended as provided therein or applicable Law.

Section 1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Exhibit A hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Section 1.6 Directors; Officers; Change of Company Name. The parties will take all action necessary such that as of the Effective Time (x) the Board of Directors of the Company shall consist of the three (3) members set forth on Exhibit B hereto, which annex shall also designate the class of director and the committees to which each such member will initially belong, of whom one (1) directors have been designated by BIMI (it being understood that BIMI shall have the right to change the persons as set forth on Exhibit B hereto only with the written consent of the Company) and two (2) directors have been designated by the Company (it being understood that the Company shall have the right to change the persons as set forth on Exhibit B hereto only with the written consent of BIMI) and (y) the officers of the Company shall consist of the officers set forth on Exhibit B hereto. The parties shall take such action as is necessary to structure the Board of Directors of the Company to satisfy applicable stock exchange and corporate governance requirements. Immediately after the Effective Time, the Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the Company shall be renamed Brazil Interactive Media, Inc. (the ''Name Change'').

Article II Exchange and Conversion of Securities; Reverse Split; Series G Conversion; Amendments

Section 2.1 Exchange and Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, BIMI or the holders of any of the following securities:

(a) Exchange of BIMI Common Stock for Company Series G Preferred Stock. Each share of common stock, par value $0.0001 per share, of BIMI (''BIMI Common Stock'') issued and outstanding immediately prior to the Effective Time, shall be exchanged for that number of shares of Series G Convertible Preferred Stock of the Company (''Company Series G Preferred'') equal to four to one (4 to 1) (the “Exchange Ratio”). Prior to the Effective Time, the Company Series G Preferred Stock into which such BIMI Common Stock will be exchanged in the Merger shall be issued according to the Series G Convertible Preferred Stock Schedule attached to this Agreement as Exhibit F. At the Effective Time, all such shares of BIMI Common Stock shall be tendered to Merger Sub.

(b) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Conversion of Debt and Shares. The parties acknowledge and agree that the Exchange Ratio assumes that a conversion of all of the Company’s issued and outstanding Series A Common Stock, Series E Convertible Preferred Stock, and all outstanding Company convertible debt (subject to any exceptions in the Company Disclosure Schedule), to Company regular common stock (or to Company Series G Preferred issued according to Exhibit F), will have occurred prior to or upon the Effective Time. If between the date of this Agreement and the Effective Time the outstanding shares of Company stock shall have been further changed into a different number of shares or a different class so that the Company’s capitalization differs from that established in Section 3.3(a), by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The Company Series C Convertible Preferred Stock shall be converted into Company regular common stock immediately upon execution of the actions described in Section 2.2(d) infra.

Section 2.2 Post-Merger Reverse Split and Series G Conversion.

(a) Post-Merger Reverse Split. As soon as practicable after the Effective Time, the Company shall effect a reverse stock split of all outstanding shares of Company Common Stock at a ratio of one-to-8,484.

(b) Series G Conversion. As soon as practicable after the Effective Time and the completion of the post-merger reverse split, the Company Series G Preferred Stock shall be converted into newly-authorized shares of Company Common Stock according to the terms of the Series G Convertible Preferred Stock Certificate of Designation attached to this Agreement as Exhibit E and as summarized in the Series G Convertible Preferred Stock Schedule attached to this Agreement as Exhibit F (the “Series G Conversion”).

(c) Further Rights in BIMI Common Stock or BIMI Preferred Stock. All shares of Company Series G Preferred issued upon conversion of the shares of BIMI Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BIMI Common Stock.

(d) Post-Merger Amendments to Company Articles. Immediately after the reverse stock split and Series G Conversion have taken place, the Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the authorized capital stock of the Company shall consist of 100,000,000 shares of Company Common Stock, par value $0.00001 per share, and 5,000,000 shares of blank check preferred stock, par value $0.01 per share (the ''Company Preferred Stock'').

Section 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of BIMI Common Stock and BIMI Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL, shall not be converted into a right to receive shares of Company Common Stock unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder's right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder's right to appraisal, such shares of BIMI Common Stock or BIMI Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. BIMI shall give the Company prompt notice of any demands received by BIMI for appraisal of shares of BIMI Common Stock. BIMI shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of the Company.

Article III Representations and Warranties of the Company and Merger Sub

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by the Company to BIMI prior to the execution of this Agreement (the ''Company Disclosure Schedule''), the Company and Merger Sub hereby jointly and severally represent and warrant to BIMI as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.

Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Restated Certificate of Incorporation (the ''Company Certificate'') and Amended and Restated By-laws (the ''Company By-laws'') provided to BIMI are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to BIMI.

Section 3.3 Capitalization

(a) As of the Effective Time, (A) 2,481,913,195 shares of Company Common Stock (other than treasury shares) will be issued and outstanding, all of which shall be validly issued and fully paid, nonassessable and free of preemptive rights, and (B) 2,518,086,805 shares of Company Common Stock will be held in the treasury of the Company. As of the Effective Time, 3,970,746 shares of Company Series G Convertible Preferred Stock (the “Company Series G Preferred”) will be issued and outstanding, and no shares of Company Series A Common Stock will be issued or outstanding. The Company Series G Preferred shall have the powers, preferences and rights established by the certificate of designation attached to this Agreement as Exhibit D, and the issued and outstanding Company Series G Preferred shall be distributed as shown in the schedule attached to this Agreement as Exhibit F. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b) There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound relating to the issued or unissued capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating the Company or any of its subsidiaries to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, the Company or any of its subsidiaries.

(c) Other than as disclosed in Exhibit C [Disclosure Schedule] attached, there are no outstanding contractual obligations of the Company or any of its subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Series G Preferred, or any capital stock of, or other equity interests in, the Company or any of its subsidiaries. Each outstanding share of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other of its subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned subsidiary.

(d) Other than as disclosed in Exhibit C [Disclosure Schedule] attached, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

Section 3.4 Authority.

(a) Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) The Board of Directors of the Company (the ''Company Board''), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the ''Company Board Approval''), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, and (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

(c) Merger Sub's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub's sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its subsidiaries.

(b) The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

Section 3.6 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 3.7 Financials.

(a) The consolidated financial statements of the Company as of the period ending September 30, 2012, audited through June 30, 2012 (including the notes thereto) provided by the Company to BIMI (the “Company Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries included in the Company’s Financial Statements, none of the Company or any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

Article IV Representations and Warranties of BIMI

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references delivered by BIMI to the Company prior to the execution of this Agreement (the ''BIMI Disclosure Schedule''), BIMI hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. BIMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of BIMI has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. BIMI and each of its subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. BIMI and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a material adverse effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of BIMI's Certificate of Incorporation (the ''BIMI Certificate'') and By-laws (the ''BIMI By-laws'') as provided to the Company are complete and correct copies thereof as in effect on the date hereof. BIMI is not in violation of any of the provisions of the BIMI Certificate or the BIMI By-laws. True and complete copies of all minute books of BIMI have been made available by BIMI to the Company.

Section 4.3 Capitalization

(a) The authorized capital stock of BIMI consists of 80,000,000 shares of BIMI Common Stock and 20,000,000 shares of Preferred Stock. As of the Effective Time, (A) 935,000 shares of BIMI Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of BIMI Common Stock were held in the treasury of BIMI or by its Subsidiaries. All capital stock or other equity securities of BIMI have been issued in compliance with applicable federal and state securities laws.

(b) As of the Effective Time, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which BIMI or any of its subsidiaries is a party or by which BIMI or any of its subsidiaries is bound relating to the issued or unissued capital stock or other equity interests of BIMI or any of its subsidiaries, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating BIMI or any of its subsidiaries to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, BIMI or any of its subsidiaries. BIMI has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the BIMI Disclosure Schedule. BIMI has previously provided the Company with a true and complete list, as of the date hereof, of the shareholders of BIMI.

(c) There are no outstanding contractual obligations of BIMI or any of its subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of BIMI Common Stock or any capital stock of, or other equity interests in, BIMI or any of its subsidiaries. Each outstanding share of capital stock of each Subsidiary of BIMI is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by BIMI or another of its subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on BIMI's or such other of its subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of BIMI or any of its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person, other than guarantees by BIMI of any indebtedness or other obligations of any wholly-owned subsidiary.

(d) BIMI does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of BIMI on any matter. BIMI has not adopted a stockholders rights plan.

Section 4.4 Authority.

(a) BIMI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by BIMI and the consummation by BIMI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of BIMI and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by BIMI and constitutes a legal, valid and binding obligation of BIMI, enforceable against BIMI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b) The Board of Directors of BIMI (the ''BIMI Board''), by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the ''BIMI Board Approval''), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of BIMI and its stockholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend that the stockholders of BIMI adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by BIMI's stockholders in accordance with this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by BIMI does not, and the performance of this Agreement by BIMI will not, (A) (assuming the BIMI Stockholder Approval is obtained) conflict with or violate any provision of the BIMI Certificate or BIMI By-laws or any equivalent organizational documents of any of its subsidiaries, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to BIMI or any of its subsidiaries or by which any property or asset of BIMI or any of its subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of BIMI or any of its subsidiaries pursuant to, any contract or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect.

(b) The execution and delivery of this Agreement by BIMI does not, and the performance of this Agreement by BIMI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect.

Section 4.6 Financial Statements.

(a) The audited consolidated financial statements as of the period ending December 31, 2012 (including the notes thereto) provided to the Company (the “BIMI Financial Statements”) were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of BIMI and the consolidated subsidiaries of BIMI as of the respective dates thereof and for the respective periods indicated therein. The books and records of BIMI and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) Except as and to the extent set forth on the consolidated balance sheet of BIMI and its consolidated subsidiaries included in the BIMI Financial Statements, none of BIMI or any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business that would not, individually or in the aggregate, have a material adverse effect.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of BIMI or any of its subsidiaries.

Section 4.8 Tax Treatment. None of BIMI, any of its subsidiaries or any of BIMI's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. BIMI is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.9 Litigation. Except as and to the extent disclosed, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of BIMI, threatened in writing against BIMI or any of its subsidiaries or for which BIMI or any of its subsidiaries is obligated to indemnify a third party and (b) neither BIMI nor any of its subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of BIMI, threatened in writing against BIMI or any of its subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 4.10 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of BIMI Common Stock are the only votes of the holders of any class or series of capital stock or other equity eecurities of BIMI necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the ''BIMI Stockholder Approval'').

Article V Covenants

Section 5.1 Tax-Free Reorganization Treatment

(a) The Company and BIMI shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor BIMI shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a ''plan of reorganization'' within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and BIMI shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a ''determination'' within the meaning of Section 1313(a) of the Code.

Article VI Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval and the BIMI Stockholder Approval shall have been obtained.

(b) No Order. No governmental entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c) Consents and Approvals. All material consents, approvals and authorizations of any governmental entity required of BIMI, the Company or any of their subsidiaries shall have been obtained.

(d) Execution and Delivery of Lock-Up and Leak-Out Agreements. Each stockholder listed on attached Schedule F shall execute and deliver to the Company a Lock-Up and Leak-Out agreement on or prior to the Effective Time. A stockholder shall not receive its respective certificate evidencing its shares of Company Common Stock unless and until it has executed and delivered its Lock-Up and Leak-Out agreement to the Company.

Section 6.2 Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of BIMI contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) at and as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b) Agreements and Covenants. BIMI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

Section 6.3 Additional Conditions to Obligations of BIMI. The obligation of BIMI to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

(c) Consents and Approvals. All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the BIMI Disclosure Schedule, as applicable, shall have been obtained.

Article VII Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of BIMI:

(a) By mutual written consent of BIMI and the Company, by action of their respective Boards of Directors;

(b) By either the Company or BIMI if the Merger shall not have been consummated prior to May 31, 2013 (such date, the ''Outside Date''); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c) By either the Company or BIMI if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d) By written notice of BIMI (if BIMI is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured prior to the Outside Date; provided that BIMI shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating BIMI's intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination;

(e) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by BIMI of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given BIMI written notice, delivered at least twenty (20) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(h) By written notice of either BIMI or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof), or (ii) the BIMI Stockholder Approval shall not have been obtained at the BIMI Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof).

Section 7.2 Effect of Termination. Limitation on Liability. In the event of termination of this Agreement by either BIMI or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BIMI or the Company or their respective subsidiaries, officers or directors except (x) with respect to this

Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of BIMI and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company's or BIMI's stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.

Section 7.5 Fees and Expenses. Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors).

Article VIII General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to BIMI, addressed to it at:

Brazil Interactive Media, Inc.

Attention: T. Psomiadis

151 W. Passaic Street

Rochelle Park, NJ 07662

with a copy to:

Alan T. Hawkins, Esq.

2106 NW 4th Place

Gainesville, FL 32603

If to the Company or Merger Sub, addressed to it at:

NatureWell, Incorporated

Attention: Michael Novielli

50 Commonwealth Ave., Suite 2

Boston, MA 02116

with a copy to:

Thompson Hine LLP

Attention: Peter Gennuso, Esq.

335 Madison Avenue

New York, New York 10017

Section 8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, BIMI Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto)constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Merger Sub and BIMI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NatureWell, Incorporated

By: James R. Arabia

_________________________

a duly authorized signatory

BIMI Acquisition Corp.

By: Michael Novielli

_________________________

a duly authorized signatory

Brazil Interactive Media, Inc.

By: Themistocles Psomiadis

_________________________

a duly authorized signatory

EXHIBIT A

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Directors:

Themistocles Psomiadis

Officers:

Themistocles Psomiadis President & Treasurer

Alan T. Hawkins Secretary

EXHIBIT B

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY

Directors:

Themistocles Psomiadis

Michael Novielli

Douglas H. Leighton

Officers:

Themistocles Psomiadis Chief Executive Officer and Chairman of the Board

Jesus M. Quintero Chief Financial Officer

Alan T. Hawkins Secretary

EXHIBIT C

DISCLOSURE SCHEDULES

NAWL DISCLOSURE SCHEDULE

PROMISSORY NOTE

$11,268.69 La Jolla, California September 5, 2002

FOR VALUE RECEIVED, the undersigned, NatureWell, Incorporated, a Delaware corporation ("Debtor"), promises to pay to the order of Pacific Crest Equity Partners, Inc, a Nevada corporation ("Holder"), at such place as Holder may designate in writing, the principal amount of Eleven Thousand Two Hundred Sixty-Eight and 69/100 Dollars ($11,268.69), together with interest on the unpaid principal balance compounding monthly at the annual rate of eight percent (8%), as hereinafter provided.

1. Payment of Principal and Interest. From the Commencement Date, principal and interest on this Note are payable in United States currency and shall be due and payable pursuant to the schedule attached hereto as Exhibit 1.

2. Prepayment. Debtor has the right to prepay in whole or in part the unpaid principal balance of this Note at any time.

3. Default. Debtor will be in default if any of the following occur:

(a) Debtor fails to make any payment when due; or

(b) Debtor becomes insolvent, a receiver is appointed for any part of Debtor's property, Debtor makes an assignment for the benefit of creditors, or any proceeding is commenced either by Debtor or against Debtor under any bankruptcy or insolvency laws.

4. Holder's Rights. Upon default, Holder may declare the entire unpaid principal balance on this Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

5. Maximum Rate. All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Note, acceleration of the maturity date of this Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Note exceed the maximum amount of interest permissible under applicable law. If at any time, from any circumstance whatsoever, fulfillment of any provision of this Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

COPY

6. Waiver. No delay or omission on the part of any holder hereof in exercising any right or option herein given to such holder shall impair such right or option to be considered as a

1

waiver thereof or acquiescence in any default hereunder. Debtor hereby waives any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor.

7. Attorney's Fees. In the event of any dispute, action, or other proceeding brought by either party against the other under this Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

8. Cumulative. Holder's rights and remedies under this Note and applicable law shall be cumulative and not in the alternative.

9. Choice of Law; Venue. This Note will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Note, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

10. Successors. The provisions of this Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.

COPY

11. Severability. Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF the Debtor has entered into this Note as of the date first above written.

**DEBTOR:**

NatureWell, Incorporated,
a Delaware corporation

COPY

By:__________________________
James R. Arabia, CEO

2

11/06/2003 Page 1

Exhibit 1

Compound Period ....: Monthly

Nominal Annual Rate ....: 8.000 %
Effective Annual Rate ....: 8.300 %
Periodic Rate ....: 0.6667 %
Daily Rate ....: 0.02192 %

CASH FLOW DATA

	Event	Start Date	Amount	Number	Period	End Date
1	Loan	09/05/2002	11,268.69	1		
2	Payment	10/05/2002	0.00	24	Monthly	09/05/2004
3	Payment	10/05/2004	1,149.72	12	Monthly	09/05/2005

AMORTIZATION SCHEDULE - Normal Amortization

	Date	Payment	Interest	Principal	Balance
Loan	09/05/2002				11,268.69
1	10/05/2002	0.00	75.12	75.12-	11,343.81
2	11/05/2002	0.00	75.63	75.63-	11,419.44
3	12/05/2002	0.00	76.13	76.13-	11,495.57
2002	Totals	0.00	226.88	226.88-	
4	01/05/2003	0.00	76.64	76.64-	11,572.21
5	02/05/2003	0.00	77.15	77.15-	11,649.36
6	03/05/2003	0.00	77.66	77.66-	11,727.02
7	04/05/2003	0.00	78.18	78.18-	11,805.20
8	05/05/2003	0.00	78.70	78.70-	11,883.90
9	06/05/2003	0.00	79.23	79.23-	11,963.13
10	07/05/2003	0.00	79.75	79.75-	12,042.88
11	08/05/2003	0.00	80.29	80.29-	12,123.17
12	09/05/2003	0.00	80.82	80.82-	12,203.99
13	10/05/2003	0.00	81.36	81.36-	12,285.35
14	11/05/2003	0.00	81.90	81.90-	12,367.25
15	12/05/2003	0.00	82.45	82.45-	12,449.70
2003	Totals	0.00	954.13	954.13-	
16	01/05/2004	0.00	83.00	83.00-	12,532.70
17	02/05/2004	0.00	83.55	83.55-	12,616.25
18	03/05/2004	0.00	84.11	84.11-	12,700.36
19	04/05/2004	0.00	84.67	84.67-	12,785.03
20	05/05/2004	0.00	85.23	85.23-	12,870.26
21	06/05/2004	0.00	85.80	85.80-	12,956.06
22	07/05/2004	0.00	86.37	86.37-	13,042.43
23	08/05/2004	0.00	86.95	86.95-	13,129.38
24	09/05/2004	0.00	87.53	87.53-	13,216.91
25	10/05/2004	1,149.72	88.11	1,061.61	12,155.30
26	11/05/2004	1,149.72	81.04	1,068.68	11,086.62
27	12/05/2004	1,149.72	73.91	1,075.81	10,010.81

11/06/2003 Page 2

Exhibit 1

	Date		Payment	Interest	Principal	Balance
2004		Totals	3,449.16	1,010.27	2,438.89	
28	01/05/2005		1,149.72	66.74	1,082.98	8,927.83
29	02/05/2005		1,149.72	59.52	1,090.20	7,837.63
30	03/05/2005		1,149.72	52.25	1,097.47	6,740.16
31	04/05/2005		1,149.72	44.93	1,104.79	5,635.37
32	05/05/2005		1,149.72	37.57	1,112.15	4,523.22
33	06/05/2005		1,149.72	30.15	1,119.57	3,403.65
34	07/05/2005		1,149.72	22.69	1,127.03	2,276.62
35	08/05/2005		1,149.72	15.18	1,134.54	1,142.08
36	09/05/2005		1,149.72	7.64	1,142.08	0.00
2005		Totals	10,347.48	336.67	10,010.81	
Grand Totals			13,796.64	2,527.95	11,268.69

BIMI DISCLOSURE SCHEDULE ZERO

 EXHIBIT D

CERTIFICATE OF DESIGNATION OF

SERIES G CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATION

of

SERIES G CONVERTIBLE PREFERRED STOCK

Of

NatureWell, Incorporated

NatureWell, Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

THAT, pursuant to the authority conferred upon the board of directors by the Certificate of Incorporation (as restated) of this Corporation and Section 151 of Title 8 of the Delaware Code; the board of directors has duly adopted the following resolution:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the board of directors of this Corporation by the provisions of its Certificate of Incorporation, the board of directors hereby creates a series of Preferred Stock to consist of 4,000,000 of the 15,000,000 shares of Preferred Stock, $.01 par value per share, which this Corporation now has authority to issue, and the board of directors hereby fixes the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of this Corporation which are applicable to Preferred Stock of all series) as follows:

1. Designation. The distinctive designation of such series shall be the Series G Convertible Preferred Stock (the “Series G Preferred Stock”).

2. Number of Shares. The number of shares, which shall constitute such series, shall be 4,000,000 shares, which number may not be increased or decreased in part without the prior written consent of a majority of the outstanding Series G Preferred Stock.

3. Dividends.

(a) The Corporation shall not be required to pay any dividend on the Series G Preferred Stock. However, so long as the Series G Preferred is outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Stock, other than a dividend or distribution payable in Junior Stock or warrants or other rights to purchase Junior Stock, without the prior written consent of a majority of the outstanding Series G Preferred Stock.

4. Liquidation Rights. The Series G Preferred Stock shall have no liquidation preference over any Junior Stock.

5. Voting Rights. Except as otherwise provided by law or the Certificate of Incorporation, each share of the Series G Preferred Stock shall be entitled to cast a vote for all matters that are presented to the Corporation’s shareholders for a vote, whether by shareholder meeting (annual or special) or by written consent, equal to 1 vote for each share of Common Stock that the Series G Preferred Stock is entitled to convert into at the time of such vote. For example; if 1 share of Series G Preferred Stock is entitled to convert into 84,840 shares of Common Stock at the time of a shareholder vote, then each share of Series G Preferred Stock is entitled to cast 84,840 votes, regardless of whether the Corporation has a sufficient number of authorized, but unissued, Common Stock available for the Series G Preferred Stock to convert into at the time of such vote.

6. Conversion Rights. All outstanding shares of the Series G Preferred Stock shall convert into fully paid and non-assessable Common Stock of the Corporation upon the terms and conditions of this section;

(a) For the purposes of this Section 6, each share of Series G Preferred Stock shall be convertible into 84,840 shares of the Corporation’s Common Stock.

(b) In case at any time the Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification, recapitalization, reduction of capital stock, whether referred to as a “reverse split” or otherwise, or other corporate action of similar or different kind, then the amount of common shares that the Series G Preferred shall be convertible into shall be proportionately decreased.

(c) In case at any time any Common Stock shall be issued, or be deemed to have been issued, as a dividend on outstanding Common Stock or shall be issued upon subdivision, reclassification, recapitalization, whether referred to as a “stock split” or otherwise, the amount of common shares that the Series G Preferred shall be convertible into shall be proportionately increased.

(d) In case at any time any warrants, rights or any other security which is declared or issued to the holders of Common Stock or which Common Stock holders have the right to acquire, the Series G Preferred Stock shall automatically be entitled to such rights and/or the receipt of such rights or warrants or other instrument in the same proportion as if the Series G Preferred Stock had been converted on the day such right, warrant or security was declared without having to convert the Series G Preferred Stock.

(e) At such time that the Corporation has a sufficient number of authorized and unissued shares of Common Stock available to facilitate the conversion into Common Stock of all outstanding shares of the Series G Preferred Stock, the conversion of the Series G Preferred Stock into Common Stock shall automatically occur one (1) business day following the date that such sufficient number of authorized and unissued shares of Common Stock becomes available, at the conversion rate that is in effect at that time (the “Forced Conversion”). The Corporation shall effect a Forced Conversion by delivering to each holder of Series G Preferred a notice (the “Notice of Forced Conversion”) informing each holder of the date that the Forced Conversion became effective (the “Effective Date”) and that their Series G Preferred Stock certificate or certificates are rendered null and void as of the Effective Date. All Series G Preferred certificates shall be rendered null and void as of the Effective Date of a Forced Conversion. Following a Forced Conversion the Corporation shall deliver to each holder of Series G Preferred Stock the shares of Common Stock that each holder is entitled to receive upon a Forced Conversion within thirty (30) days of the Effective Date of the Forced Conversion.

(f) Each share of Series G Preferred Stock shall be convertible, at the sole option of the holder thereof, into share(s) of the Corporation’s Common Stock, at any time after April 1, 2013. Such (voluntary) conversion of Series G Preferred Stock into Common Stock shall be made by the surrender to the Corporation of the certificate or certificates representing the Series G Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment is waived by the Corporation), together with a written request for conversion.

(g) All Series G Preferred Stock which shall have been surrendered for conversion or been the subject of a Forced Conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the rights, if any, to receive notices and to vote, shall forthwith cease except only the rights of the holders thereof to receive Common Stock in exchange therefor. Any Series G Preferred Stock so converted shall be permanently retired, shall no longer be deemed outstanding and shall not be reissued.

(h) The Corporation shall promptly take all actions necessary to provide for a number of authorized shares of Common Stock sufficient to provide for the conversion of the Series G Preferred Stock outstanding upon the basis hereinbefore provided, and thereafter shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series G Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series G Preferred Stock on the new basis.

(i) The term "Common Stock" as used in this Section 6 shall mean stock of the class designated as regular Common Stock of the Corporation on the date the Series G Preferred Stock is created.

7. Definitions. For the purposes of this resolution, the following terms shall have the meanings indicated.

(a) The term "Preferred Stock" means the class of 15,000,000 shares of Preferred stock, par value $.01 per share, authorized for issuance by the Certificate of Incorporation of this Corporation.

(b) The term "Junior Stock" means (i) Common Stock, and (ii) all those classes and series of preferred or special stock and all those series of Preferred Stock, by the terms of the Certificate of Incorporation or of the instrument by which the board of directors, acting pursuant to authority granted in the Certificate of Incorporation, shall designate the special rights and limitations of each such class and series of preferred or special stock or series of Preferred Stock, which shall be subordinate to Series G Preferred Stock with respect to the right of the holders thereof to receive dividends or to participate in the assets of this Corporation distributable to stockholders upon any liquidation, dissolution or winding up of this Corporation.

8. General. The section headings contained in this resolution are for reference purposes only and shall not affect in any way the meaning of this resolution.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed as of the 12th day of March 2013, by an officer thereunto duly authorized.

NatureWell, Incorporated

By: ______________________________

James R. Arabia, Chief Executive Officer

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